Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2013 Financial Results

LEAWOOD, KANSAS, USA - February 11, 2014 - Euronet Worldwide, Inc. ("Euronet" or the "Company") (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2013 financial results.

Euronet reports the following consolidated results for the fourth quarter 2013 compared with the same period of 2012:

•	Revenues of $375.4 million, a 7% increase from $351.2 million (6% increase on a constant currency(1) basis).

•	Operating income of $16.1 million, compared with operating loss of $1.9 million.

•	Adjusted operating income(2) of $34.5 million, a 29% increase from $26.8 million (26% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $53.1 million, a 16% increase from $45.8 million (14% increase on a constant currency basis).

•	Net income attributable to Euronet of $10.0 million or $0.19 diluted earnings per share, compared with net loss of $13.0 million or $0.26 diluted loss per share.

•	Adjusted cash earnings per share(4) of $0.63, a 43% increase from $0.44.

•	Transactions of 606 million, compared with 606 million.

Euronet reports the following consolidated results for the full year 2013 compared with the same period of 2012:

•	Revenues of $1,413.1 million, an 11% increase from $1,267.6 million (11% increase on a constant currency basis).

•	Operating income of $118.4 million, a 104% increase from $58.0 million (101% increase on a constant currency basis).

•	Adjusted operating income of $117.5 million, a 36% increase from $86.7 million (33% increase on a constant currency basis).

•	Adjusted EBITDA of $194.0 million, a 19% increase from $162.8 million (17% increase on a constant currency basis).

•	Net income attributable to Euronet of $88.0 million or $1.69 diluted earnings per share, compared with $20.5 million or $0.40 diluted earnings per share.

•	Adjusted cash earnings per share of $2.04, a 30% increase from $1.57.

•	Transactions of 2,338 million, a 1% increase from 2,308 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"We finished the year with solid growth in all three segments," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "EFT benefited from an expanded ATM network and additional cards under management. epay results reflect the increased sales of higher-margin, non-mobile transactions and money transfer gains were from increased transactions across our markets."

"Our 2013 business expansion was exceptional on many fronts - highlighted by our adjusted cash earnings per share of $2.04, a 30% increase over 2012," continued Mr. Brown. "This earnings expansion is primarily the result of double-digit annual operating income growth from all three segments, driven by exceptional work of our employees to add more devices, more products and more locations to our portfolio."

In the fourth quarter 2013, the Company completed its annual goodwill impairment testing and recorded a non-cash goodwill impairment charge of $18.4 million related to the Company's epay businesses in Australia and Spain. While the Company continues to introduce new electronic payment products in both countries, the financial contribution of those products has not replaced the earnings impact from the change in mobile operator strategies in Australia and increased competition and economic pressure in Spain. In order to provide a more transparent comparison of operating results, adjusted operating income has been provided to exclude the impact of this impairment as well as the 2012 impairment of goodwill and acquired intangible assets in Brazil from the fourth quarter and full year results. Full year adjusted operating income also excludes the third quarter 2013 recognition of a gain related to the reduction of contingent consideration on an acquisition in the EFT segment.

The fourth quarter and full year results include tax benefits stemming from the realization of certain deferred tax assets in various jurisdictions.

Segment and Other Results
The EFT Processing Segment reports the following results for the fourth quarter 2013 compared with the same period of 2012:

•	Revenues of $77.1 million, a 19% increase from $64.8 million (20% increase on a constant currency basis).

•	Operating income of $15.2 million, a 12% increase from $13.6 million (7% increase on a constant currency basis).

•	Adjusted EBITDA of $22.5 million, an 11% increase from $20.2 million (8% increase on a constant currency basis).

•	Transactions of 311 million, a 4% increase from 299 million.

The EFT Processing Segment reports the following results for the full year 2013 compared with the same period of 2012:

•	Revenues of $296.2 million, a 25% increase from $237.9 million (25% increase on a constant currency basis).

•	Operating income of $81.4 million, an 83% increase from $44.4 million (85% increase on a constant currency basis).

•	Adjusted operating income of $62.1 million, a 40% increase from $44.4 million (36% increase on a constant currency basis).

•	Adjusted EBITDA of $91.7 million, a 32% increase from $69.7 million (29% increase on a constant currency basis).

•	Transactions of 1,188 million, a 2% increase from 1,164 million.

•	Operated 18,311 ATMs as of December 31, 2013, a 4% increase from 17,600 ATMs.

Revenue, adjusted EBITDA and adjusted operating income growth for the fourth quarter and full year was driven by ATM network expansion, greater demand for value added products and increased cards under management. Fourth quarter adjusted operating income and adjusted EBITDA growth was partially offset by ramp-up costs related to the fourth quarter deployment of additional brown label ATMs in India.

ATMs increased from additions in India, Poland, Pakistan, China and the Middle East. Transaction growth for the fourth quarter and full year was driven by increases across nearly all markets. Both full year and fourth quarter ATM and transaction growth were partially offset by the previously announced contract termination by IDBI bank in India. Removing the impact of the IDBI agreement, ATMs and transactions would have grown 14% and 11%, respectively, over the fourth quarter last year.

The epay Segment reports the following results for the fourth quarter 2013 compared with the same period of 2012:

•	Revenues of $199.8 million, compared with $199.5 million (0% increase on a constant currency basis).

•	Operating income of $0.1 million compared with an operating loss of $13.8 million.

•	Adjusted operating income of $18.5 million, a 24% increase from $14.9 million (25% increase on a constant currency basis).

•	Adjusted EBITDA of $22.7 million, a 17% increase from $19.4 million (17% increase on a constant currency basis).

•	Transactions of 286 million, a 4% decrease from 298 million.

The epay Segment reports the following results for the full year 2013 compared with the same period for 2012:

•	Revenues of $748.6 million, a 5% increase from $714.2 million (5% increase on a constant currency basis).

•	Operating income of $39.4 million, a 101% increase from $19.6 million (92% increase on a constant currency basis).

•	Adjusted operating income of $57.8 million, a 20% increase from $48.3 million (19% increase on a constant currency basis).

•	Adjusted EBITDA of $74.4 million, a 9% increase from $68.1 million (9% increase on a constant currency basis).

•	Transactions of 1,115 million, compared with 1,113 million.

•	Point of sale ("POS") terminals of approximately 665,000 as of December 31, 2013, a 2% decrease from approximately 680,000.

•	Retailer locations of approximately 294,000 as of December 31, 2013, a 13% decrease from approximately 339,000.

Fourth quarter revenue, adjusted operating income and adjusted EBITDA growth compared with the prior year was primarily from growth in non-mobile content in Germany and Italy. Revenue growth was offset by declines in Australia and the Middle East. Fourth quarter and full year adjusted operating income and adjusted EBITDA grew at a faster rate than revenue due to a shift towards higher-margin products which are seasonally highest in the fourth quarter and one-time expenses incurred in the fourth quarter 2012.

In addition to the explanations related to the fourth quarter above, full year results compared with the prior year were favorably impacted by increased sales of value-added products in the U.S. and the December 2012 acquisition of ezi-pay in New Zealand.

Changes in fourth quarter and full year transactions were driven by increases in India, Germany and North America, offset by declines in the U.K., Australia and the Middle East. The decline in retail locations and POS terminals stems from the elimination of certain U.S. sites.

The Money Transfer Segment reports the following results for the fourth quarter 2013 compared with the same period of 2012:

•	Revenues of $98.8 million, a 13% increase from $87.2 million (12% increase on a constant currency basis).

•	Operating income of $8.8 million, a 19% increase from $7.4 million (14% increase on a constant currency basis).

•	Adjusted EBITDA of $13.4 million, a 10% increase from $12.2 million (7% increase on a constant currency basis).

•	Total transactions of 9.2 million, a 7% increase from 8.6 million.

The Money Transfer Segment reports the following results for the full year 2013 compared with the same period for 2012:

•	Revenues of $370.4 million, a 17% increase from $316.1 million (16% increase on a constant currency basis).

•	Operating income of $31.1 million, a 26% increase from $24.6 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $49.5 million, a 14% increase from $43.4 million (12% increase on a constant currency basis).

•	Total transactions of 35.2 million, a 15% increase from 30.7 million.

•	Network locations of approximately 216,000 as of December 31, 2013, a 22% increase from approximately 177,000 as of December 31, 2012.

Revenue, adjusted EBITDA and operating income increased in the fourth quarter and full year, driven by a 7% and 15% increase in total transactions, respectively. Transaction increases were the result of continued focus on network expansion, which grew 22% over the prior year. Adjusted EBITDA and operating income growth for the fourth quarter and full year were partially offset by costs to launch digital products.

Money transfers for the fourth quarter increased 13%, including an 11% increase in transfers from the U.S. and a 14% increase in transfers initiated outside the U.S. Fourth quarter transfers from the U.S. to Mexico increased 10% and 12% from the U.S. to non-Mexico destinations. For the full year, money transfers increased 17%, with 19% growth from the U.S. and 14% growth from transfers outside the U.S. For the full year transactions from the U.S. to Mexico and from the U.S. to non-Mexico destinations both increased 19%.

Corporate and Other reports $8.0 million of expense compared with $9.1 million for the fourth quarter 2012. The fourth quarter decrease in Corporate expense is primarily related to lower professional fees and lower compensation expense booked in the fourth quarter 2013. Full year expense is $33.5 million for 2013 compared with $30.6 million for 2012, primarily attributable to increased professional fees and other miscellaneous expenses.

Balance Sheet and Financial Position
Unrestricted cash on hand was $209.8 million as of December 31, 2013, compared to $244.5 million as of September 30, 2013. Total indebtedness was $204.7 million as of December 31, 2013, compared to $250.1 million as of September 30, 2013. Total cash decreased as a result of debt repayments and the timing of settlements within the epay and money transfer businesses, partially offset by cash flow generated from operations.

Guidance
Based on current foreign exchange rates, the Company expects adjusted cash earnings per share for the first quarter 2014 to be approximately $0.45, assuming foreign currency exchange rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding goodwill and acquired intangible asset impairment charges, changes in the value of acquisition contingent consideration and non-recurring items that are considered expenses under U.S. GAAP.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill and acquired intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 12, 2014, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 18,311 ATMs, approximately 68,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 43 countries; card software solutions; a prepaid processing network of approximately 665,000 POS terminals at approximately 294,000 retailer locations in 35 countries; and a consumer-to-consumer money transfer network of approximately 216,000 locations serving 135 countries. With corporate headquarters in Leawood, Kansas, USA, and 52 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; the ability of the Company to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$1,413.1	$1,267.6	$375.4	$351.2

Operating expenses:
Direct operating costs	893.0	812.1	236.0	225.1
Salaries and benefits	208.3	184.2	54.9	49.4
Selling, general and administrative	129.3	120.4	33.8	33.9
Acquisition-related contingent consideration gain	(19.3)	—	—	—
Impairment of goodwill and acquired intangible assets	18.4	28.7	18.4	28.7
Depreciation and amortization	65.0	64.2	16.2	16.0
Total operating expenses	1,294.7	1,209.6	359.3	353.1
Operating income (loss)	118.4	58.0	16.1	(1.9)

Other income (expense):
Interest income	2.0	4.0	0.6	0.5
Interest expense	(9.9)	(19.5)	(1.8)	(3.0)
Income (loss) from unconsolidated affiliates	0.1	0.9	(0.1)	0.1
Other gains, net	2.4	4.1	—	—
Foreign currency exchange gain (loss), net	2.3	(0.2)	(0.4)	1.1
Total other expense, net	(3.1)	(10.7)	(1.7)	(1.3)
Income (loss) before income taxes	115.3	47.3	14.4	(3.2)

Income tax expense	(27.8)	(27.0)	(5.2)	(9.6)

Net income (loss)	87.5	20.3	9.2	(12.8)
Net loss (income) attributable to noncontrolling interests	0.5	0.2	0.8	(0.2)
Net income (loss) attributable to Euronet Worldwide, Inc.	$88.0	$20.5	$10.0	$(13.0)

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.69	$0.40	$0.19	$(0.26)

Diluted weighted average shares outstanding	51,982,620	51,412,510	52,828,845	50,002,236

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2013	December 31,
	(unaudited)	2012

ASSETS
Current assets:
Cash and cash equivalents	$209.8	$201.4
Restricted cash	78.0	71.7
Inventory - PINs and other	92.8	101.2
Trade accounts receivable, net	390.6	370.8
Other current assets, net	69.2	68.1

Total current assets	840.4	813.2

Property and equipment, net	116.2	115.5
Goodwill and acquired intangible assets, net	591.4	565.2
Other assets, net	50.1	57.6

Total assets	$1,598.1	$1,551.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$718.7	$686.7
Short-term debt obligations	13.3	10.0

Total current liabilities	732.0	696.7

Debt obligations, net of current portion	188.5	286.7
Capital lease obligations, net of current portion	2.9	4.6
Deferred income taxes	17.7	22.0
Other long-term liabilities	18.6	14.9

Total liabilities	959.7	1,024.9

Equity	638.4	526.6

Total liabilities and equity	$1,598.1	$1,551.5

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Operating Income (Loss) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Three months ended December 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$9.2

Add: Income tax expense					5.2
Add: Total other expense, net					1.7

Operating income (expense)	$15.2	$0.1	$8.8	$(8.0)	16.1

Add: Impairment charges	—	18.4	—	—	18.4

Adjusted operating income (expense) (1)	15.2	18.5	8.8	(8.0)	34.5

Add: Depreciation and amortization	7.3	4.2	4.6	0.1	16.2
Add: Share-based compensation	—	—	—	2.4	2.4

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$22.5	$22.7	$13.4	$(5.5)	$53.1

	Three months ended December 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(12.8)

Add: Income tax expense					9.6
Add: Total other expense, net					1.3

Operating income (loss)	$13.6	$(13.8)	$7.4	$(9.1)	(1.9)

Add: Impairment charges	—	28.7	—	—	28.7
Adjusted operating income (expense) (1)	13.6	14.9	7.4	(9.1)	26.8

Add: Depreciation and amortization	6.6	4.5	4.8	0.1	16.0
Add: Share-based compensation	—	—	—	3.0	3.0

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$20.2	$19.4	$12.2	$(6.0)	$45.8

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA and Operating Income (Expense) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Year ended December 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$87.5

Add: Income tax expense					27.8
Add: Total other expense, net					3.1

Operating income (expense)	$81.4	$39.4	$31.1	$(33.5)	118.4

Deduct: Acquisition-related contingent consideration gain	(19.3)	—	—	—	(19.3)
Add: Impairment charges	—	18.4	—	—	18.4

Adjusted operating income (expense)(1)	62.1	57.8	31.1	(33.5)	117.5

Add: Depreciation and amortization	29.6	16.6	18.4	0.4	65.0
Add: Share-based compensation	—	—	—	11.5	11.5

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$91.7	$74.4	$49.5	$(21.6)	$194.0

	Year ended December 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$20.3

Add: Income tax expense					27.0
Add: Total other expense, net					10.7

Operating income (expense)	$44.4	$19.6	$24.6	$(30.6)	58.0

Add: Impairment charges	—	28.7	—	—	28.7

Adjusted operating income (expense)(1)	44.4	48.3	24.6	(30.6)	86.7

Add: Depreciation and amortization	25.3	19.7	18.8	0.4	64.2
Add: Share-based compensation	—	0.1	—	11.8	11.9

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$69.7	$68.1	$43.4	$(18.4)	$162.8

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2013	2012	2013		2012

Net income (loss) attributable to Euronet Worldwide, Inc.	$88.0	$20.5	$10.0		$(13.0)
3.5% convertible debt interest and amortization of issuance costs, net of tax(1)	0.1	11.4	—	0.6	0.6
Earnings (loss) applicable for common shareholders -- cash earnings per share	88.1	31.9	10.0		(12.4)

Foreign currency exchange (gain) loss, net of tax	(2.5)	0.1	0.3		(1.1)
Intangible asset amortization, net of tax	17.6	18.0	4.4		4.2
Share-based compensation, net of tax	10.8	11.0	2.4		2.7
Impairment of goodwill and acquired intangible assets, net	17.4	27.0	17.4		27.0
Change in fair value of acquisition contingent consideration	(19.3)	—	—		—
Other gains, net	(2.8)	(4.4)	—		—
Non-cash GAAP tax expense (benefit)	(1.9)	3.7	(0.8)		2.5

Adjusted cash earnings(2)	$107.4	$87.3	$33.7		$22.9

Adjusted cash earnings per share - diluted(2)	$2.04	$1.57	$0.63		$0.44

Diluted weighted average shares outstanding	51,982,620	51,412,510	52,828,845		50,002,236

Incremental shares from assumed conversion of stock options and restricted stock	—	—	—		951,782
Effect of assumed conversion of convertible debentures(1)	—	3,362,774	—		764,655
Effect of unrecognized share-based compensation on diluted shares outstanding	604,461	760,055	405,204		757,544
Adjusted diluted weighted average shares outstanding	52,587,081	55,535,339	53,234,049		52,476,217

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. The assumed conversion of the convertible debentures was dilutive to the Company's U.S. GAAP and adjusted cash earnings per share for the twelve month period ended December 31,2013 and although it was not dilutive to U.S. GAAP earnings per share for the three and twelve month periods ended December 31, 2012, it was dilutive to adjusted cash earnings per share for those periods. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP.